Exhibit 99.A

3050 Spruce Street, St. Louis, MO 63103 USA

Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

FOR IMMEDIATE RELEASE	FORWARD INQUIRIES TO:
February 16, 2011	Kirk Richter
Vice President, Treasurer & Interim CFO
Sigma-Aldrich
314.286.8004

SIGMA-ALDRICH ANNOUNCES ORGANIZATIONAL CHANGES

St. Louis, MO - Sigma-Aldrich® Corporation (Nasdaq: SIAL) announces the following executive leadership appointments intended to more closely align its corporate structure with its strategic plan.

Frank Wicks, President Research, will assume responsibility for the entire portfolio of Research products, including those in Research Essentials, Research Specialties and Research Biotech. This newly combined Research strategic business unit will be responsible for product development and R&D; strategic marketing and branding; and global sourcing and operations strategies. This new organization will better enable the Company to accelerate strategic initiatives in defined key areas of focus: Analytical, Biology and Chemistry with an added emphasis on the fast growing materials science market. Wicks will continue to report to the CEO, Rakesh Sachdev.

David Smoller, formerly President Research Biotech, has been appointed Chief Scientific Officer reporting to Frank Wicks. In this new role, Smoller will be responsible for developing a global R&D strategy and footprint for all research and development initiatives as well as managing our intellectual property portfolio and licensing activity. He will continue to be responsible for developing and commercializing innovative products in emerging technologies of Biology and will leverage his successes in bringing new technologies to market in the area of materials science.

Gerrit van den Dool has been promoted to Vice President and Managing Director US and Canada Region. He will have responsibility for the execution of our Research business strategy as well as supporting the SAFC business in US/Canada including sales, service, distribution, manufacturing and compliance. Prior to relocating from Germany to the US in 2007 to head-up North America sales and Global Accounts, van den Dool successfully led European Sales and Operations. Mike Harris and Eric Green will continue as Vice Presidents and Managing Directors of the Europe, Middle East, Africa (EMEA) and International regions, respectively, and, with van den Dool, will report to the CEO.

Gilles Cottier, President SAFC, will continue to lead the global SAFC organization and report to the CEO. Cottier and his team are responsible for developing and executing the global strategies to enhance the bio-science, custom Pharma, high-tech and supply solutions businesses.

Rakesh Sachdev, President and CEO stated “We expect this new organization to significantly enhance the organic growth of our core Research and SAFC businesses. This proven leadership team is best situated to execute the key legs of our growth strategy while driving operational excellence and deploying our financial strength to boost growth through acquisitions.”

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, and as key components in pharmaceutical, diagnostic and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 40 countries and has 7,900 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

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